Exhibit 99.1

Overseas Shipholding Group Announces New President & CEO Samuel Norton

Announces Expanded Senior Leadership Team

Tampa, FL – December 20, 2016 – Overseas Shipholding Group, Inc. (NYSE: OSG) (the “Company” or “OSG”) announced today that Samuel H. Norton will become president and CEO of OSG on December 29, 2016. Mr. Norton will succeed Ian T. Blackley, current president and CEO, who will retire from the role of president, CEO and director of OSG as of December 29, 2016.

Mr. Norton is an accomplished leader with over 25 years of experience in the technical, operational, and commercial aspects of the shipping business. He has served as SVP of OSG and president and CEO of the U.S. Flag Strategic Business Unit since July 2016, and has served on OSG’s board of directors since August 2014.

“We are pleased to have someone of Sam’s caliber assume the leadership of OSG,” said Douglas D. Wheat, OSG’s chairman. “His deep shipping background and track record of building businesses and orchestrating development projects around the world will serve him well as he focuses on the strategic priorities facing OSG today.”

“It is an honor and a privilege to lead OSG at this very exciting time,” said Norton. “OSG is a leading U.S Flag shipping company with a trusted operating franchise and proven track record of safe, reliable, and efficient operations. OSG’s leading and diversified portfolio in the Jones Act market and strong financial profile position us to build on the Company’s strengths, address future growth opportunities and drive shareholder value.”

In addition, Patrick J. O’Halloran has been appointed to serve as VP and chief operations officer with oversight of all operations, maintenance, SQE and commercial operations for the fleet of the Company. Damon Mote has been appointed to serve as VP and chief administrative officer with oversight of marine labor relations, human resources, and insurance for the Company.

“I have every confidence in Patrick and Damon in their enhanced roles, and that they will continue to contribute to our ongoing success,” said Norton. “Both have brought a wealth of experience and knowledge to their roles and have demonstrated their commitment to OSG during their tenure here. We are fortunate to have them expand their responsibilities and expertise to more areas of the organization.”

Samuel H. Norton Details

Mr. Norton has served as SVP of OSG and president and CEO of the U.S. Flag Strategic Business Unit since July 2016 and has served on OSG’s board of directors since August 2014. He co-founded in 2006 SeaChange Maritime, LLC, an owner and operator of container ships, and has served as its CEO since its inception. He spent the 17-year period ended July 2005 as a senior executive officer at Tanker Pacific Management (Singapore) Pte. Ltd. In 1995, he initiated and led the entry of the Sammy Ofer Group into the container segment, and acquired and operated the first container vessels in the group’s fleet. While at Tanker Pacific, he also conceived and started a related business, Tanker Pacific Offshore Terminals, which owns and operates a fleet of floating, offshore oil storage terminals. Prior to joining the Ofer group, he played a lead role in the Asian distressed assets group of the First National Bank of Boston, a position which acquainted him with the shipping industry and the Ofer family. He holds a B.A. in Chinese Language and Literature from Dartmouth College where he graduated in 1981.

Patrick J. O’Halloran Details

Mr. O’Halloran has served as VP Marine Operations of OSG since December 2014, overseeing all operations and maintenance activities for OSG’s Fleet. Mr. O’Halloran joined the Company in 2002 as Technical Superintendent. He was promoted to Fleet Manager in 2006. Prior to joining the Company, Mr. O’Halloran was a Surveyor for the American Bureau of Shipping for ten years. Mr. O’Halloran holds a Bachelor of Science degree in Mechanical Engineering from State University of New York – Maritime College and a Master’s in Business Administration from the University of South Florida. He sits on the Board of Directors for Alaska Tanker Company and the Chamber of Shipping of America.

Damon Mote Details

Mr. Mote served as the VP of Marine Labor Relations since December 2014.  This position has overall responsibilities for the crewing, negotiations and management of the Collective Bargaining Agreements, and acts as OSG’s representative on three Union Plans Board of Trustees. He joined OSG in 2004 as Manager, Major Projects and then served as Director, New Construction in 2006.  In 2011, he served as the Regional Manager of the Technical Services Group which included responsibilities for engineering, purchasing, and the fleet management software system (ABS Nautical Systems). Prior to joining OSG, he worked for 14 years with Crowley Maritime with the last position held as Engineering Manager. He holds a B.S. in Marine Engineering from California Maritime Academy.

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 24-vessel U.S. Flag fleet consists of eight ATBs, two lightering ATBs, three shuttle tankers, nine MR tankers, and two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s prospects, its ability to retain and effectively integrate new members of management, and the effect of the Company’s spin-off of International Seaways, Inc. Forward-looking statements are based on each of the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for OSG and the Registration Statement on Form 10 for International Seaways, Inc. and in similar sections of other filings made by each of these companies with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media:
Overseas Shipholding Group, Inc.
Brian Tanner, 212-578-1645
btanner@osg.com